AMENDMENT TO PURCHASE AND SALE AGREEMENT
                    ----------------------------------------


     THIS AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is entered into as of this 28th day of March, 1999 , by and between MGI PROPERTIES, a trust organized and existing under the laws of the Commonwealth of Massachusetts ("MGI") for itself and as agent for each of the entities more particularly described on Schedule 1 attached hereto (MGI and each such entity are collectively, the "Sellers") and BCIA FUNDING CORP., a Massachusetts corporation ("Purchaser").

                                    RECITALS
                                    --------

A. Reference is made to a certain Purchase and Sale Agreement by and between MGI, for itself and as agent for each of the entities more particularly described on Schedule 1 attached hereto, as the "Sellers" and BCIA Funding Corp., as "Purchaser," dated as of March 12, 1999. (the "P&S Agreement").

B. Purchaser has requested certain extensions of certain time periods set forth in the P&S Agreement and the Sellers are willing to amend the P&S Agreement subject to the terms and provisions set forth below.


                                    AGREEMENT
                                    ---------

     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. RECITALS; CAPITALIZED TERMS. All of the foregoing Recitals to this Amendment are true and correct and are hereby incorporated in and made a part of this Amendment to the same extent as if herein set forth in full. All capitalized terms not otherwise modified or defined herein shall have the same respective meanings ascribed to them in the P&S Agreement.

2. EXTENSION OF INSPECTION PERIOD. The expiration date for the Inspection Period is hereby extended until 5:00 p.m. Boston time on May 5, 1999.

3. EXTENSION CLOSING DATE. The date set forth in Section 3.1 of the P&S Agreement for the Closing is hereby changed from June 1, 1999 to June 30, 1999.

4. TENANT ESTOPPEL CERTIFICATES. Section 4.1(d) of the P&S Agreement is hereby amended by deleting the text in the first seven lines on page 9, beginning with the words "Notwithstanding the above," through and ending with the words "necessary to satisfy such requirement;" and replacing such text with the following in lieu thereof:

          "Notwithstanding the above, in the event Seller cannot for any reason obtain estoppel certificates from all of the tenants needed to satisfy the foregoing requirements for single tenant buildings or multi-tenanted buildings, Seller, at its option, may satisfy the eighty percent (80%) requirement set forth in (ii) above for multi-tenanted buildings and/or the requirement for single tenant buildings set forth in (i) above by delivering one or more estoppel certificates from Seller as to the matters set forth in Exhibit D with respect to one or more of the remaining Leases of such buildings as are necessary to satisfy such requirement"

5.   GENERAL PROVISIONS.

(a) Except as set forth in this Amendment, the P&S Agreement remains unmodified and in full force and effect.

(b) This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. This Amendment shall run to, be binding upon, and inure to the benefit of all successors and assigns of the parties hereto. The captions used in this Amendment are for convenience only, and are not part of this Amendment and do not limit, describe or amplify the terms, provisions or scope of this Amendment. Each party hereto agrees to execute such documents and take such acts as any other party hereto may reasonably request to further effectuate the amendments and transactions contemplated hereby.

(c) This Amendment may be executed in one or more counterparts, each of which counterpart when executed and delivered shall be deemed an original, binding upon all of the parties hereto, notwithstanding that each of them is not a signatory to the same counterpart and all of which counterparts taken together, shall constitute one and the same instrument. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. Each party hereto represents and warrants that it has all requisite power and authority to execute and deliver this Amendment and that the person executing the Amendment on its behalf is duly authorized to execute this Amendment on such party's behalf.

     Executed as an instrument under seal as of the date and year first written above.


                                        SELLERS:

                                        MGI Properties, for itself and as duly
                                        authorized agent for each of the named
                                        Sellers



                                        By:/s/ Karl W. Weller
                                           -------------------------------------
                                           Karl W. Weller
                                           Senior Vice President

                                        PURCHASER:


                                        BCIA Funding Corp.



                                        By:/s/ William H. Kremer
                                           -------------------------------------
                                           William H. Kremer
                                            Managing Director

                                   SCHEDULE 1

                               Identity of Sellers
                               -------------------

MGI Winthrop Associates, Inc.
MGI Ten Winthrop Square, Inc.
MGI One Portland Square, Inc.
MGI Two Portland Square, Inc.
MGI Elm Street, Inc.
MGI 33 Broad Street, Inc.
MGI Glastonbury Corp.
MGI Crosby Drive, Inc.
MGI Chelmsford Corp.
MGI Point West Corp.
6 TSC, Inc.
15 TSC, Inc.
410 Amherst Street, Inc.
MGI Bulfinch Drive, Inc.
MGI 8 Forge Park, Inc.
MGI 9 Forge Park, Inc.
MGI 15 Forge Park, Inc.
MGI 261 Cedar Hill Street, Inc.
MGI Forest Street, Inc.
MGI Harvard Street Corp.
MGI 234 Ballardvale Street, Inc.
MGI Ballardvale Corp.
MGI Research Drive Corp.
MGI 5 Wentworth Drive, Inc.
472 Amherst Street, Inc.
22 Cotton Road, Inc.
MGI One Tech Andover Corp.
MGI Andover Corp.
MGI Tech Center Corp.
MGI 175 Paramount Drive, Inc.
MGI 375 Paramount Drive, Inc.
MGI Riverside Drive, Inc.
MGI 805 Middle Corp.
MGI Federal Street, Inc.
MGI Two Federal Street, Inc.
MGI Five Federal Street, Inc.
MGI Billerica Road, Inc.
MGI 25 Porter Road, Inc.
MGI One Park West, Inc.
MGI Andover Street, Inc.
MGI Robbins Road, Inc.
MGI GLAS Two Corp.